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                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
New Century Financial Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-56514, 333-36129, 333-32709, 333-68467, 333-53665) on Form S-8 of New
Century Financial Corporation of our report dated February 1, 2001, except as to note 22 to the consolidated financial statements, which is as of March 29, 2001, relating to the consolidated balance sheets of New Century Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of New Century Financial Corporation.



                                                 KPMG LLP

Orange County, California
March 29, 2001.